EXHIBIT 10.4

REGAL CAPITAL, LLC
24 ADDISON DRIVE
FAIRFIELD, NJ 07004

Axion International, Inc.                                                                                                                     December 6, 2007
30 Corey Lane
Watchung, NJ 07069

Dear Mr. Kerstein:

This letter will confirm our Agreement (the “Agreement”) pursuant to which Regal Capital, LLC (the “Consultant”), has been retained to serve as a management consultant and advisor to Axion International, Inc. (the “Company”) and/or its subsidiaries or affiliates for a period of 36 months commencing upon the merger of Company into a public entity.

1.    Duties of Consultant.   The Consultant shall, at the request of the Company, upon reasonable notice, render the following services:

(i)	assist the Company in the preparation of an in-depth business plan suitable for presentation to potential investors, underwriters, strategic partners and lenders.

(ii)	introduce the Company to prospective underwriters, auditors and legal counsel.

(iii)	provide financial guidance on issues of budgeting, compensation and financial structure.

(iv)	assist the Company in developing sources of interim financing should interim financing be deemed required.

(v)	introduce the Company to a public Company for purposes of effectuating a reverse merger.

(vi)	provide advice and guidance regarding prospective appointments to the Board of Directors of the Company.

2.	Compensation.

2.1   Initial Compensation.  As compensation for the services which have  previously been rendered by the Consultant on behalf of the Company with regard to the formulation of preliminary business concepts and in consideration of the Consultant’s commitment to enter into this Agreement, the Company on the execution of this Agreement, shall issue to the Consultant 54 shares of common stock of the Company.

2.2           Deferred Compensation.  The Company shall pay the consultant an additional $230,000 for its services hereunder of which (i) $80,000 shall be paid on January 10, 2008; (ii) $80,000 shall be paid within ten (10) days of the Company’s receipt of its first purchase order for its products; and (iii) $70,000 shall be paid within ten (10) business days following the first shipment of the Company’s product to its customers.

3.    Expenses.   The Company shall reimburse the Consultant for all of its reasonable and pre-approved travel and other out-of-pocket expenses incurred in connection with its engagement hereunder.

4.    Relationship.   Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular  obligate or commit the Company in any manner whatsoever.

5.    Confidentiality.   Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of Consultant=s services to the Company unless and until such information become generally known or unless compelled to do so pursuant to subpoena or court order.

6.    Information; Notice of Events.   The Company recognizes and confirms that the Consultant will be using information provided by or on behalf of the Company in connection with the performance of its duties under this Agreement, and that the Consultant does not assume any responsibility for and may rely upon, without independent verification, the accuracy and completeness of any such information.  The Company hereby warrants that any information relating to the Company that is furnished to the Consultant by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact.

7.    Indemnity.   The Company shall indemnify the Consultant from liability it may incur in connection with the performance of its duties hereunder to the extent that such liability is a result of false information provided to the Consultant by the Company.

8.    Governing Law; Submission to Jurisdiction.   This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.  The Company and Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York, City of New York, for any actions, suits or proceedings arising out of or relating to this letter and the transactions contemplated hereby (and agree not to commence any actions, suite or proceeding relating thereto except in such courts), and further agree that service of process for any a action, suit or proceeding brought against the Company or the Consultant, as the case may be, in any such court.  The Company and Consultant also hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the State of New York,

County of New York and hereby further irrevocably and unconditionally waive, and agree not to plead a claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.    Miscellaneous.   This letter (a) incorporates the entire understanding of the partieswith respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, whether written or oral, (b) may not be amended, modified or waived except in a writing executed by the Company and the Consultant and their respective successors and assigns.  This letter may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of this letter by facsimile shall be equally effective as delivery of an executed original counterpart of this letter.

Please confirm that the foregoing is in accordance with your understanding and agreement with the Consultant by signing and returning to us a copy of this letter, which shall become our binding agreement upon our receipt.

We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,

By: /s/Michael Martin
Name: Michael Martin
Title:  Partner
AGREED AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN:

By: /s/James Kerstein
Name:  James Kerstein
Title:  CEO